EXHIBIT 99.1

AUDITED CONSOLIDATED FINANCIAL STATEMENTS Learn.com, Inc. Years Ended December 31, 2009 and 2008 With Report of Independent Certified Public Accountants

Report of Independent Certified Public Accountants

The Stockholders and the Board of Directors

Learn.com, Inc.

We have audited the accompanying consolidated balance sheets of Learn.com, Inc. (the Company) as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Learn.com, Inc. at December 31, 2009 and 2008, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

August 27, 2010

Learn.com, Inc.

Consolidated Balance Sheets

	December 31
	2009	2008
Assets
Current assets:
Cash	$854,178	$596,954
Accounts receivable, net of allowance for doubtful accounts of $165,000 and $497,000 as December 31, 2009 and 2008, respectively	5,899,273	4,846,801
Other current assets	883,624	566,262

Total current assets	7,637,075	6,010,017

Fixed assets, net	536,326	410,602
Intangible assets	57,702	24,802
Other long-term assets	1,056,695	125,910

Total assets	$9,287,798	$6,571,331

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$2,896,051	$1,771,608
Accrued expenses	1,989,154	962,377
Capital lease obligations – current	39,820	199,374
Line of credit facility	2,441,656	2,500,000
Deferred revenue	14,998,955	14,681,934

Total current liabilities	22,365,636	20,115,293

Deferred revenue – long-term	2,092,492	2,518,674
Other long-term liabilities	538,940	—
Capital lease obligations – long-term	44,435	84,256

Total liabilities	25,041,503	22,718,223

Redeemable preferred stock, $0.0001 par value; 11,151,712 shares authorized, 5,575,856 shares issued and outstanding	14,641,169	10,000,000

Commitments and contingencies

Stockholders’ equity (deficit):
Common stock, $0.0001 par value; 23,848,288 shares authorized, 15,888,376 and 15,377,376 shares issued as of December 31, 2009 and 2008, respectively; 11,695,453 and 11,680,068 shares outstanding as of December 31, 2009 and 2008, respectively	1,170	1,168
Additional paid-in capital	4,670,386	194,955
Accumulated deficit	(35,066,430)	(26,343,015)

Total stockholders’ equity (deficit)	(30,394,874)	(26,146,892)

Total liabilities and stockholders’ equity (deficit)	$9,287,798	$6,571,331

See accompanying notes.

Learn.com, Inc.

Consolidated Statements of Operations

	Year Ended December 31
	2009	2008
Revenues	$25,718,828	$23,366,849

Operating expenses:
Cost of revenues	7,201,534	5,491,334
Sales and marketing	9,681,138	8,518,083
Research and development	2,758,890	2,134,368
General and administrative	14,318,557	4,923,564

Total operating expenses	33,960,119	21,067,349

(Loss) income from operations	(8,241,291)	2,299,500

Other income (expense):
Interest expense	(399,064)	(691,635)

Total other income (expense)	(399,064)	(691,635)

(Loss) income before provision for income taxes	(8,640,355)	1,607,865
Provision for income taxes	46,404	—

Net (loss) income	$(8,686,759)	$1,607,865

See accompanying notes.

Learn.com, Inc.

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

			Additional Paid-in Capital		Total Stockholders’ Equity (Deficit)
	Common Stock			Accumulated Deficit
	Shares	Amount
Balances at January 1, 2008	11,674,491	$1,167	$—	$(27,950,880)	$(27,949,713)
Exercise of stock options	5,577	1	5,721	—	5,722
Stock-based compensation	—	—	189,234	—	189,234
Net income	—	—	—	1,607,865	1,607,865

Balances at December 31, 2008	11,680,068	1,168	194,955	(26,343,015)	(26,146,892)
Adoption of FIN 48	—	—	—	(36,656)	(36,656)
Exercise of stock options	15,385	2	17,487	—	17,489
Stock-based compensation	—	—	9,099,113	—	9,099,113
Dividends on redeemable preferred stock	—	—	(4,641,169)	—	(4,641,169)
Net loss	—	—	—	(8,686,759)	(8,686,759)

Balances at December 31, 2009	11,695,453	$1,170	$4,670,386	$(35,066,430)	$(30,394,874)

See accompanying notes.

Learn.com, Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31
	2009	2008
Operating activities
Net (loss) income	$(8,686,759)	$1,607,865
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	594,954	444,378
(Recoveries of) provision for bad debts	(73,292)	277,405
Stock based compensation	9,099,113	189,234
Changes in assets and liabilities:
Accounts receivable	(979,180)	(746,125)
Other current assets	(317,362)	(332,285)
Other long-term assets	(178,101)	(91,778)
Accounts payable	1,124,443	(215,606)
Accrued expenses	462,211	5,064
Deferred revenue	(109,161)	1,618,162

Net cash provided by operating activities	936,866	2,756,314

Investing activities
Purchase of fixed assets	(406,512)	(31,950)
Purchase of intellectual property	(32,900)	—

Net cash used in investing activities	(439,412)	(31,950)

Financing activities
Net repayments under line of credit	(58,344)	(2,178,541)
Exercise of stock options	17,489	5,722
Payments on capital lease obligations	(199,375)	(327,289)

Net cash used in financing activities	(240,230)	(2,500,108)

Net increase in cash	257,224	224,256
Cash at beginning of year	596,954	372,698

Cash at end of year	$854,178	$596,954

Supplemental cash flow information
Interest paid	$(399,064)	$(691,635)

See accompanying notes.

1. Summary of Business and Significant Accounting Policies

Nature of Business

Learn.com, Inc. (the Company or Learn.com) is a leading provider of cloud-based learning and talent management software applications that enable organizations to develop, deliver, and manage online training and optimize employee performance to improve operating results.

The Company was incorporated in the state of Delaware in February 1999 and is headquartered in Sunrise, Florida. The Company operates in one segment and conducts its business primarily in North America.

Basis of Presentation

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Comprehensive income (loss) is defined as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources, and is comprised of net income (loss) and other comprehensive income (loss). In both 2009 and 2008, comprehensive income (loss) and net income (loss) were the same.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its subsidiary. All intercompany transactions and balances have been eliminated in consolidation.

Reclassifications

Certain items previously presented in specific financial statement captions have been reclassified to conform to the 2009 presentations within the consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Significant estimates made by management include the determination of the provision for income taxes, revenue recognition, bad debt expense, certain accrued liabilities, and stock-based compensation. Actual results could differ from those estimates.

1. Summary of Business and Significant Accounting Policies (continued)

Revenue Recognition

Revenue consists of fees for the Company’s learning and talent management software suite and the provision of related services. The Company primarily sells its software as a Software as a Service (SaaS) solution. However, in limited circumstances the Company sells its software pursuant to term licenses whereby the customer will take physical delivery and install the software within its own computer environment (Installed License Transactions).

For the SaaS solution, the software is delivered on-demand from the Company’s hosting facility. A hosted arrangement is typically for a three-year period for a specified number of active users and includes maintenance and support for the term of the agreement. Customers are generally billed annually at the beginning of each year and a small number of customers are billed monthly. Hosting agreements typically include professional services, such as configuration assistance and training related to the application suite and tools. The hosted arrangements are treated as service agreements and the Company follows the provisions of the Financial Accounting Standards Board (FASB) as pronounced in FASB Accounting Standards Codification ASC 605 Revenue Recognition.

In applying the provisions of ASC 605-25 Revenue Recognition Multiple Element Arrangements, the Company has determined that it does not have objective and reliable evidence of fair value for each element of its arrangements. As a result, the hosting arrangement and related services are accounted for as a single unit of accounting and are generally recognized ratably over the term of the underlying hosting agreement. Total contract consideration includes fees for software, hosting, configuration, and training services. The software hosting fees are generally paid at the beginning of each year and in equal annual installments over the three to five year term of the arrangement. The software subscription start date is the date that the customer is provided access to the software. Fees for configuration and training services are incremental to hosting fees. Configuration and training are typically provided remotely through telephone support, generally commence at the start date of the software subscription, and are completed within two to six months of the start date, depending on customer availability. Configuration and training services are generally paid at the outset of the arrangement and there is no customer acceptance, technical milestones, or refund rights if the customers elect not to access the services.

1. Summary of Business and Significant Accounting Policies (continued)

The Company commences revenue recognition when all of the following conditions are met:

•	there is persuasive evidence of an arrangement;

•	the product or services have been delivered to the client;

•	the collection of related fees is reasonably assured; and

•	the amount of related fees is fixed or determinable.

The Company considers delivery to have occurred on the initial access date, which is the point in time that a client is provided access to use the Company’s on-demand application suite. Signed agreements are used as evidence of an arrangement. The Company assesses collectability based on a number of factors such as past collection history. The Company assesses whether the fee is fixed or determinable based on the payment terms associated with the transaction and whether the sales price is subject to refund or adjustment.

Installed License Transactions are long-term time-based license arrangements and include one year of bundled maintenance. In addition, the Company typically provides configuration assistance and other services at the inception of the arrangement. The Company does not have vendor specific objective evidence of the fair value of the software or services under these arrangements and, accordingly, recognizes the arrangement fees ratably over the initial bundled maintenance term.

Deferred Revenue

Deferred revenue consists of billings or payments received in advance of revenue recognition from the revenue arrangements described above and are recognized when all of the revenue recognition criteria are met. For hosted solution arrangements with terms of over one year, the Company generally invoices its clients in annual installments. Accordingly, the deferred revenue balance includes the billed portion of the hosting arrangement. Professional services, such as configuration assistance, are generally billed at the inception of the arrangement and recognized ratably over the noncancelable term of the hosting agreement, which is typically three years. The portion of deferred revenue that the Company anticipates will be recognized subsequent to the next 12 months is classified as noncurrent deferred revenue in the accompanying balance sheets.

1. Summary of Business and Significant Accounting Policies (continued)

Cost of Revenues

Cost of revenues includes direct costs associated with the delivery of revenues. Such costs primarily include data center fees, royalties, and salaries for configuration assistance, maintenance, and training and other related expenses. Commissions are expensed as earned under the terms of the sales compensation plans and are included in sales and marketing expense in the accompanying statements of operations.

Risks and Uncertainties

The Company is subject to all of the risks inherent in a company that operates in an intensely competitive technology industry, providing a service that is relatively new and constantly evolving. These risks include, but are not limited to, market acceptance of the Company’s solutions and services and reliance on third-party software incorporated in the Company’s solutions. The Company’s operating results may be materially affected by the foregoing factors.

Concentration of Credit Risk and Accounts Receivable

Financial instruments that potentially subject Learn.com to concentration of credit risk consist principally of cash and accounts receivable. The Company’s cash is deposited with several financial institutions, which, at times, may exceed federally insured limits.

Accounts receivable include amounts due from clients in a wide variety of industries, primarily throughout the United States.

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company performs ongoing credit evaluations of its clients, does not require collateral, and maintains allowances for potential credit losses based on the expected collectability of its accounts receivable. To date, such losses have been within management’s expectations.

No client accounted for more than 10% of accounts receivable or revenues as of and for the years ended December 31, 2009 and 2008.

1. Summary of Business and Significant Accounting Policies (continued)

Fixed Assets

Fixed assets are stated at cost and are depreciated on a straight-line basis over the estimated useful life of the assets as follows:

Computer equipment and software	3 to 5 years
Furniture and fixtures	5 to 7 years
Leasehold improvements	Shorter of the estimated life or the lease term

When assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from their respective accounts and any gain or loss on the sale or retirement is reflected in other income (expense).

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Software Development Costs

The Company accounts for software development costs in accordance with ASC 985-20 Software-Costs of Computer Software to Be Sold, Leased, or Marketed. Accordingly, the Company capitalizes certain software development costs after technological feasibility of a product has been established. Such costs have been insignificant to date, and accordingly, no costs have been capitalized.

1. Summary of Business and Significant Accounting Policies (continued)

Income Taxes

The Company accounts for income taxes using ASC 740 Income Taxes, which requires recognition of deferred tax liabilities and assets for expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded for deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts for estimated losses in its accounts receivable portfolio. The allowance is established based on estimates by the Company’s management by assessing such factors including historical bad debts, the composition of the accounts receivable aging, changes in client payment patterns, client creditworthiness, and other current economic trends.

Advertising Costs

The Company recognizes advertising costs as incurred. Advertising cost for the years ended December 31, 2009 and 2008, were approximately $551,000 and $212,000, respectively.

Stock-Based Compensation

On January 1, 2006, the Company adopted the provisions of SFAS No. 123(R), Share-Based Payment (codified under ASC 718 Compensation – Stock Compensation), using the modified prospective transition method. ASC 718 requires the Company to recognize expense related to the fair value of stock-based compensation awards. Under the modified prospective transition method, new awards and awards modified, repurchased, or cancelled after January 1, 2006, will be accounted for under ASC 718 to recognize compensation expense. Compensation cost recognized will also include compensation cost for all share-based payments modified or granted prior to, but not yet vested, as of December 31, 2005, based on the grant date fair value estimated in accordance with the original provisions of ASC 718.

1. Summary of Business and Significant Accounting Policies (continued)

Under the modified prospective transition method, results for prior periods have not been restated. The Company accounted for all options granted to employees and directors prior to the adoption of ASC 718 under APB 25, Accounting for Stock Issued to Employees.

Subsequent Events

The Company has evaluated subsequent events through August 27, 2010 the date these consolidated financial statements were available for issuance.

Recent Accounting Pronouncements

On June 30, 2009, the Financial Accounting Standards Board (FASB) issued SFAS No. 168, The FASB Accounting Standards Codification and Hierarchy of Generally Accepted Accounting Principles – a replacement of FASB Statement No. 162. Under SFAS No. 168, which became effective for the Company on July 1, 2009, the FASB Accounting Standards Codification (ASC) became the authoritative U.S. accounting and reporting standards for nongovernmental entities. The requirements of SFAS No. 168 are promulgated in the Generally Accepted Accounting Principles Topic of the FASB ASC (the Generally Accepted Accounting Principles Topic). Accordingly, certain references to reporting standards in these notes to the consolidated financial statements will reference the new FASB ASC. The Company’s adoption of the guidance in the Generally Accepted Accounting Principles Topic did not have a material impact on its consolidated financial position, cash flows, or results of operations.

In May 2009, the FASB issued guidance under the Subsequent Events Topic of the FASB ASC (the Subsequent Events Topic and formerly SFAS No. 165). The Subsequent Events topic applies to all entities that prepare financial statements in accordance with GAAP. When evaluating subsequent events, if an event or other transactions is within the scope of other applicable GAAP, that GAAP should be applied with respect to the recognition, measurement, and disclosure of that event or transaction. The Subsequent Event Topic indicates that management should evaluate subsequent events through the date the financial statements are issued or available to be issued and is effective on a prospective basis for interim or annual financial periods ending after June 15, 2009. The Company’s adoption of the Subsequent Event Topic did not have a material impact on its consolidated financial position, cash flows, or results of operations.

1. Summary of Business and Significant Accounting Policies (continued)

In June 2006, the FASB issued FIN 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (FIN 48), which was codified under ASC 740 Income Taxes. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS No. 109 and prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Additionally, FIN 48 provides guidance on derecognition of tax positions, classification, interest, and penalties, accounting in interim periods, disclosure, and transition. The Company adopted FIN 48 as of January 1, 2009, and recorded a charge of $36,657 to the beginning balance of the accumulated deficit.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS No. 157), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosure about fair value measurements. SFAS No. 157 does not require any new fair value measurements, but provides guidance on how to measure fair value hierarchy used to classify the source of the information. SFAS No. 157 was codified under ASC 820 Fair Value Measurements and Disclosures. The Company adopted SFAS No. 157 on January 1, 2008. The adoption of SFAS No. 157 has not had a material impact on the Company’s operating results or financial position.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS No. 159), which was codified under ASC 825 Financial Instruments. SFAS No. 159 allows entities to voluntarily choose, at specified election dates, to measure many financial assets and financial liabilities (as well as certain nonfinancial instruments that are similar to financial instruments) at fair value (the fair value option). The election is made on an instrument-by-instrument basis and is irrevocable. If the fair value option is elected for an instrument, SFAS No. 159 specifies that all subsequent changes in fair value for that instrument shall be reported in earnings. SFAS No. 159 is effective for the Company beginning January 1, 2008. The Company has not elected to measure any financial assets or liabilities on a fair value basis.

In December 2007, the FASB issued SFAS No. 141 (revised), Business Combinations (SFAS No. 141(R), which was codified under ASC 805 Business Combinations. SFAS No. 141(R) changes the accounting for business combinations including the measurement of acquirer shares issued in consideration for a business combination, the recognition of contingent consideration, the accounting for preacquisition gain and loss contingencies, the recognition of capitalized in-process research and development, the accounting for acquisition-related restructuring cost accruals, the treatment of acquisition-related transaction costs, and the recognition of changes in the acquirer’s income tax valuation allowance. SFAS No. 141(R) is effective for fiscal years beginning after December 15, 2008, with early adoption prohibited. The Company adopted SFAS No. 141(R) on January 1, 2009. The adoption of SFAS No. 141(R) did not have a material impact on the Company’s financial statements.

1. Summary of Business and Significant Accounting Policies (continued)

In October 2009, the FASB issued Accounting Standards Update No. 2009–13, Multiple–Deliverable Revenue Arrangement, (ASU 2009–13). ASU 2009–13 amends existing revenue recognition accounting pronouncements that are currently within the scope of FASB ASC Subtopic 605-25 (previously EITF No. 00–21). The consensus to Emerging Issues Task Force Issue No. 08–1, Revenue Arrangements with Multiple Deliverables, provides accounting principles and application guidance on whether multiple deliverables exist, how the arrangement should be separated, and the consideration allocated. This guidance eliminates the requirement to establish the fair value of undelivered products and services and also eliminates the residual method of allocating arrangement consideration. The new guidance provides for separate revenue recognition based upon management’s estimate of the selling price for an undelivered item when there is no other means to determine the fair value of that undelivered item. Under the previous guidance, if the fair value of all of the elements in the arrangement was not determinable, then revenue was deferred until all of the items were delivered or fair value was determined. This new approach is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. The adoption of ASU 2009-13 is not expected to have a material impact on the Company’s financial position or results of operations.

2. Fixed Assets

Fixed assets are stated at historical cost and consisted of the following:

	December 31
	2009	2008
Computer equipment	$1,737,309	$1,463,571
Computer software	648,344	574,667
Furniture and fixtures	241,176	224,449
Leasehold improvements	116,970	74,600

	2,743,799	2,337,287

Less accumulated depreciation and amortization	(2,207,473)	(1,926,685)

Fixed assets, net	$536,326	$410,602

Depreciation and amortization expense (including amounts related to fixed assets under capital lease arrangements) for the years ended December 31, 2009 and 2008, was $280,788 and $444,378, respectively. Depreciation and amortization of fixed assets under capital lease arrangements was $153,893 and $294,774 in 2009 and 2008, respectively.

3. Line of Credit

On July 23, 2009, the Company entered into a one-year secured credit facility with a bank (the Facility) and repaid the outstanding balance of its prior credit facility. Maximum borrowings under the Facility are $2,500,000 based on eligible accounts receivable as defined. The Facility is secured by substantially all the assets of the Company and personal guarantees from the family of the President and Chief Executive Officer of the Company and his spouse. In December 2009, the Facility was amended whereby the term was extended through January 23, 2011. In addition to the extension, the amended arrangement included incremental collateral including a guaranty by an entity related to a stockholder, director, and officer of the Company and the building in which the Company is headquartered which is owned by a related party (Note 7). Maximum borrowings under the Facility are $2,500,000 and bear interest at the prime rate of interest as defined, plus 1% with a floor of 7%. The Facility contains customary covenants related to cash flows, leverage, and debt service coverage ratios.

As of December 31, 2009, borrowings under the facility were $2,441,656 which bore an interest rate of 7%. Interest expense under the Facility was $75,732 in 2009. The Company was in compliance with all debt covenants as of December 31, 2009.

In August 2010, the lender extended the Facility through January 23, 2012 (Note 11).

3. Line of Credit (continued)

Prior to July 23, 2009, the Company had a line of credit facility with a bank. Outstanding borrowings under the facility were $2,500,000 as of December 31, 2008. The loan facility was secured by all the assets of the Company. Borrowings under the facility bore interest at rates that ranged from approximately 10% – 18%. Interest expense under the facility was $299,936 and $619,724 in 2009 and 2008, respectively.

4. Capital Lease Obligations

The Company leases certain fixed assets under various capital lease arrangements. Imputed interest under these arrangements ranges from approximately 11% – 22%. Interest expense under these arrangements was $23,396 and $71,911 in 2009 and 2008, respectively. Assets acquired under capital lease arrangements are classified within fixed assets as follows:

	Computer Equipment	Software	Furniture

Cost	$852,261	$159,957	$180,969
Accumulated depreciation/amortization	(852,261)	(159,957)	(85,141)

Balance at December 31, 2009	$—	$—	$95,828

Cost	$852,261	$159,957	$180,969
Accumulated depreciation/amortization	(724,200)	(159,957)	(59,309)

Balance at December 31, 2008	$128,061	$—	$121,660

Future minimum lease payments required under the capital leases as of December 31, 2009, were as follows:

Year ended December 31,
2010	$47,131
2011	47,131

Total	94,262

Less: amounts representing interest	10,007

Present value of net minimum lease payments	84,255

Capital lease obligations – current	39,820

Capital lease obligations – long-term	$44,435

5. Preferred Stock

In December 2005, the Company completed a transaction with an outside investor (the Preferred Investor) for total consideration of $10,000,000 whereby the Company issued 5,575,856 shares of Series A Preferred Stock to such investor.

The Preferred Investor is entitled to dividends at the rate of 8% of the Original Issue Price per share, accruing daily and compounded annually until declared and paid by the Company’s Board of Directors. Unless otherwise agreed to by the Preferred Investor, no dividends may be declared or paid to any holder of Common Stock unless and until an equal or greater amount of dividends are declared and paid to the Preferred Investor on an as converted basis.

The Company’s Board of Directors has not declared any dividends and cumulative dividends in arrears as of December 31, 2008, were $2,630,712.

The Preferred Stock Investor is entitled to the number of votes equal to the number of shares of Common Stock into which such Series A Preferred Stock could be converted on the record date for the vote or the date of the solicitation of any written consent of stockholders and have the voting rights and powers equal to those of Common Stockholders. Additionally, the Preferred Stock Investor is entitled to appoint one member to the Company’s Board of Directors.

The Preferred investor is entitled to preferential payments upon a liquidation of the Company, defined as the sale, merger, or winding up of the Company. Upon the occurrence of a liquidation event, the Preferred Investor is entitled to receive an amount per share equal to the sum of (a) $1.7934467 (the Original Issue Price) times 1.1 plus (b) an amount equal to all accrued or declared but unpaid dividends thereon (the Preference Amount) plus an amount of Common Stock based on the conversion price at the time of the liquidation event.

In the event of an initial public offering with a market capitalization equal to or in excess of $100,000,000, as defined, the Preferred Investor is entitled to convert all Series A Preferred Stock into Common Stock and receive a cash payment equal to the Original Issue Price plus all unpaid dividends.

If upon the occurrence of a liquidation event there are insufficient funds to permit the payment of the Preference Amount, the entire assets and surplus funds of the Company legally available for distribution are to be distributed to the Preferred Investor. In such event, the Preferred Stock Investor is entitled to appoint a majority of the Company’s Board of Directors.

5. Preferred Stock (continued)

Other Preferred Stock Investor Rights

Effective June 19, 2010, the Preferred Investor can elect to have the Preferred Stock redeemed by the Company by providing notice six months prior to the redemption date. Upon redemption, the Preferred Investor will be entitled to receive, in cash, an amount equal to the original issue price of the Series A Preferred Stock plus all accrued but unpaid dividends thereon plus the fair value of the Series A Preferred Stock as if converted into Common Stock at the conversion price in effect at the time of the transaction. In May 2010, the Company’s Certificate of Incorporation was modified whereby the optional redemption date was changed to no earlier than June 19, 2012 (Note 11).

Prior to 2009, management concluded that it was not probable that the Preferred Investor would exercise its redemption option because of the Company’s historical performance, liquidity position, and other macro-economic factors. As a result, the Preferred Stock was carried at its historical issuance price. During 2009, the Company determined that it was probable that the Preferred Investor would exercise its redemption rights in 2012 or sooner based on increased cash flows, market penetration, and an improvement in macro-economic conditions. Accordingly, the Company adjusted the preferred stock to its redemption value of $14,641,169 through a charge to additional paid-in capital. The redemption value includes all cumulative undeclared dividends in arrears of $3,641,169 and a preference of $1,000,000.

6. Stock Option Plans

The Company has adopted three stock option plans that allow the Board of Directors, at their discretion, to issue nonqualified and incentive stock options to employees and nonemployees of the Company. During the years ended December 31, 2009 and 2008, the Company granted 617,500 and 233,250 stock options to employees to purchase common stock at a price of $1.75 per share. Under the provisions of the plans, an aggregate of 6,000,000 options may be granted. As of December 31, 2009 and 2008, the number of shares available for future grant was 184,000 and 712,750, respectively.

On January 1, 2006, the Company adopted the provisions of SFAS 123(R), Share-Based Payment codified under ASC 718 Compensation – Stock Compensation, which requires the Company to recognize expense related to the fair value of stock-based compensation awards. ASC 718 requires companies to recognize in the income statement the grant-date fair value of share options and other equity-based compensation issued to employees and nonemployees.

Stock option activity was as follows for the years ended December 31, 2009 and 2008:

		Options Outstanding
	Shares Available for Grant	Outstanding Stock Options	Weighted- Average Exercise Price
Balance as of January 1, 2008	787,500	1,492,000	$0.94
Options granted	(233,250)	233,250	1.75
Exercised		(511,000)	0.39
Cancelled	158,500	(158,500)	1.24

Balance as of December 31, 2008	712,750	1,055,750	$1.34
Options granted	(617,500)	617,500	1.75
Exercised		(15,000)	1.17
Cancelled	88,750	(88,750)	$1.50

Balance as of December 31, 2009	184,000	1,569,500

Vested		1,284,500

Exercisable at December 31, 2009		1,284,500

6. Stock Option Plans (continued)

The Company’s outstanding stock options provide for exercise prices significantly in excess of the fair value of common stock as determined by management. Accordingly, stock-based compensation under ASC 718 has been nominal.

Notes Receivable for the Exercise of Stock Options

Included in stockholders’ equity (deficit) at December 31, 2009 and 2008, are notes receivable related to the exercise of stock options. The notes bear interest at rates of 5.0% to 6.0%. Principal and interest are compounded semiannually and are generally payable on the fifth anniversary of the respective loans. However, if the stockholder were to sell any of the common shares with proceeds greater than the principal amount of the note, the stockholder is required to repay the unpaid principal plus any interest within 30 days of the sale. At the sole discretion of the Company’s President, the Company may forgive the principal sum amount and accrued interest at any time provided the following condition is met; the stockholder has, at all times throughout the applicable period, remained in full-time employment of the Company; the stockholder agrees to pay all applicable taxes as a result of any or all forgiveness of the principal sum, and shall hold the Company harmless for any unpaid taxes. The stockholders may repay the principal and accrued interest on the notes at any time prior to the fifth anniversary of the notes, without penalty or fee. The Company expects to forgive the principal and interest on these loans in 2010. Accordingly, the Company has recorded stock-based compensation on these arrangements over the expected term of the related loan agreements. The notes receivable balances were $649,423 and $655,664 as of December 31, 2009 and 2008, respectively. Shares subject to loan under these arrangements were 4,202,923 and 4,208,308 as of December 31, 2009 and 2008, respectively. The Company recorded stock-based compensation under these arrangements of $9,052,400 and $187,868 in 2009 and 2008, respectively, which were based upon an estimate by management of the fair market value of the Company’s common stock.

The Company’s stock-based compensation expense primarily results from compensation related effects of the nonrecourse notes receivable. As noted previously, the amounts of stock-based compensation under ASC 718 is nominal. The Company classified stock-based compensation for the years ended December 31, 2009 and 2008, as follows:

	2009	2008
Cost of revenues	$—	$1,499
Sales and marketing	24,400	50,630
Research and development	—	7,497
General and administrative	9,074,713	129,608

	$9,099,113	$189,234

7. Lease Commitments

The Company occupies office space in a facility owned by an entity related to a stockholder, director, and officer through common ownership. The lease for the 20,000 square foot office commenced on July 1, 2006, and terminates on June 30, 2011, for an annual rental fee of $285,000 plus operating expenses. Until April 2008, the Company leased a second facility from another related party for an annual rental fee of $130,000, plus operating expenses. Rent expenses for these related-party leases were $381,447 and $419,724 for the years ended December 31, 2009 and 2008, respectively.

The Company leases office space and equipment under noncancelable operating leases with various expiration dates.

The future minimum lease payments under noncancelable operating leases (including the related-party lease) are as follows:

2010	$1,295,966
2011	925,470
2012	307,611
2013	82,659
2014	29,944
Thereafter	49,914

$2,691,564

The Company recorded expense of $1,130,204 and $1,067,279 in 2009 and 2008, respectively, under noncancelable operating leases.

8. Income Taxes

The provision (benefit) for income taxes for the years ended December 31, 2009 and 2008, is different from the federal statutory rate due to state taxes, adjustments to the valuation allowance for the net deferred tax assets, and various nondeductible expenses as follows:

	For the Years Ended December 31
	2009		2008
Rate reconciliation
Tax expense at statutory rate	$(2,937,721)	34.00%	$546,674	34.00%
State tax expense, net of federal benefit	(367,295)	4.25	68,348	4.25
Stock-Base Compensation differences	3,485,467	(40.34)	14,364	0.89
Change in valuation allowance	(146,547)	1.70	(485,988)	(30.23)
Change in tax rate	—	—	(137,522)	(8.55)
Other tax provision	12,500	(0.14)	(5,876)	(0.36)

	$46,404	(0.53)%	$—	—%

8. Income Taxes (continued)

Deferred income taxes arise from temporary differences between tax bases of assets and liabilities and their reports amounts in the financial statements. Significant components of deferred tax assets (liabilities) are summarized as follows:

	2009	2008
Deferred tax assets:
Allowance for doubtful accounts	$63,115	$190,262
Stock-based compensation	17,868	—
Net operating losses	6,054,011	6,855,439
Patents	52,639	53,202
Depreciation and amortization	66,597	94,820
Deferred revenue	1,659,395	1,040,587
Accrued expenses	292,137	151,903
Other	33,904	—

Total deferred tax assets	8,239,666	8,386,213

Less valuation allowance	(8,239,666)	(8,386,213)

Net deferred tax assets	$—	$—

The asset and liability method of accounting requires that deferred income taxes reflect the tax consequences on future year differences between the tax bases of assets and liabilities and their carrying values for financial reporting purposes. In addition, future tax benefits, such as NOL carryforwards, are required to be recognized to the extent that realization of such benefits is more likely than not. A valuation allowance is required to be established for those benefits that do not meet the more likely than not criteria.

In assessing the ability to realize deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment.

Due to the uncertainty surrounding the timing of realizing the benefits of its deferred tax assets in future tax returns, the Company recorded a valuation allowance against its net deferred tax assets. The valuation allowance relates to NOLs and future deductible temporary differences for which management has concluded it is more likely than not that these items will not be realized in the ordinary course of operations. As of the December 31, 2009, the Company had NOL carry forwards totaling $15,841,439 that expire at various dates through 2028.

8. Income Taxes (continued)

In June 2006, the FASB issued interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB No. 109 (FIN 48), which was codified under ASC 740-10-5-6 Accounting for Uncertainty In Income Taxes. FIN 48 clarified the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 was originally effective for fiscal years beginning after December 15, 2006, but was deferred for nonpublic companies to fiscal years beginning after December 15, 2007. In December 2008, the FASB issued FASB Staff Position (FSP) No. FIN 48-3, Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises. This FSP allows certain nonpublic entities to elect to further defer the effective date of FIN 48 to fiscal years beginning after December 15, 2008. The Company adopted FIN 48 on January 1, 2009, and recorded a charge to the beginning balance of the accumulated deficit of $36,656.

9. Employee Benefit Plans

The Company has a 401(k) profit-sharing plan under which all eligible employees may contribute up to 15% of their compensation. The Company can elect to contribute to the plan at the discretion of management. There were no contributions made by the Company in 2009 or 2008.

10. Litigation

The Company is party to various legal disputes and proceedings arising in the ordinary course of business activities. In the opinion of management, resolution of these matters is not expected to have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

11. Subsequent Events

Treasury Stock Transaction

In January 2010, the Company entered into an agreement with a stockholder to repurchase 500,000 shares of common stock of the Company. The shares were originally purchased by the stockholder for $500,000 in 2002. The shares are being repurchased for total consideration of $500,000 payable in quarterly installments commencing in January 2010.

Taleo Corporation Transaction

In June 2010, the Company signed a Letter of Intent (LOI) to be acquired by Taleo Corporation, (NASDAQ: TLEO), a leading global provider of on-demand talent management solutions. Under the terms of the LOI, the Company will be acquired for aggregate cash consideration of approximately $125 million, subject to certain adjustments, as defined. A definitive agreement is expected to be signed in August 2010 with a closing in the fourth quarter of 2010 after all regulatory approval.

11. Subsequent Events (continued)

Patent Licensing Agreement

In March 2010, a third party initiated a suit against the Company and seven other defendants alleging the named defendants had collectively infringed on ten patents relating to online or computer-aided learning. On July 30, 2010, the parties executed a settlement agreement whereby the Company was granted a license to the patents allegedly infringed. In addition, the Company was granted licenses for all patents currently within the third party’s portfolio or any future patents to be developed by them or their affiliates. In return for the license, the Company agreed to settle a separate trademark infringement action filed by the Company against the third party and make payments totaling $1,066,849 over a one-year period from the date of settlement. Upon settlement, the Company recorded a charge in 2009 of $314,166, which represents an estimate of amortization associated with the alleged infringed intellectual property. The remaining balance of $752,683 has been capitalized as a long-term asset and will be amortized over its estimated useful life of five years.

Extension of Credit Agreement

In August 2010, the Company and the bank amended the current facility (the Amended Facility). The Amended Facility was extended until January 23, 2012, and the bank agreed to waive certain covenants through the expiration of the agreement. Additionally, the Amended Facility requires the Company to maintain certain covenants related to future financial performance including cash flow and other customary covenants. Borrowings under the Amended Facility bear interest at the prime rate of interest as defined, plus 1% with a floor of 7%. In 2011 and beyond, the minimum interest rate will be increased to 9% unless the Company attains certain financial metrics primarily related to cash flows, as defined. Additionally, the Company will be required to maintain an escrow balance of $175,000 in the event such metrics are not maintained. All other provisions of the Amended Facility are consistent with the prior agreement including collateral, guarantees, and other related items.